T.Rowe Price Active Crypto ETF S-1A

Exhibit 10.1

SPONSOR AGREEMENT

THIS SPONSOR AGREEMENT (the “Agreement”), dated as of September 16, 2025, is made by and between T. Rowe Price Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and T. Rowe Price Active Crypto ETF, a statutory trust organized under the laws of Delaware (the “Trust”).

1.	The Trust. The Trust is sponsored by the Sponsor. The Trust is not an investment company under the Investment Company Act of 1940 (the “1940 Act”) and it is not required to register thereunder. The Trust is not a commodity pool (or is subject to an exemption) for purposes of the Commodity Exchange Act of 1936, as amended, and the Sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor. The Sponsor is not registered as an investment adviser under the Investment Advisers Act of 1940 and is not required to register thereunder.

2.	Appointment. Pursuant to the terms of the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Trust Agreement”), the Sponsor was appointed to serve as sponsor for the Trust, with full powers and rights to effectuate and carry out the purposes, activities and objectives of the Trust. The Sponsor has accepted such appointment and hereby agrees to render such services to the Trust on the terms and conditions set forth in the Trust Agreement and in this Agreement. The Sponsor shall have power to cause legal title to any Trust property to be held by or in the name of the Sponsor, or to have any contract entered into in the name of the Sponsor, on such terms as the Sponsor may determine, with the same effect as if such property were held in the name of the Trust or such contract were entered into in the name of the Trust.

3.	Duties. The Sponsor will perform such duties for the Trust as set forth in the Trust Agreement in accordance with Sponsor’s best judgment and as outlined in the Trust’s then-current prospectus included as part of a registration statement filed with the U.S. Securities and Exchange Commission (“SEC”).

4.	Execution of Trust Documents. Pursuant to the terms of the Trust Agreement, the Sponsor is authorized to execute documents for and on behalf of the Trust. For the avoidance of doubt, when a specified officer of the Trust is required to execute, or executes, a document, including but not limited to filings required to be made with regulatory authorities such as the SEC, the following officers of the Sponsor (or persons performing similar functions, including in the event of a vacancy in one or more of the specified Sponsor’s officer positions) shall be authorized to execute the document in the capacities indicated below:

Specified Trust Officer	Sponsor Officer Authorized to Execute Trust Document in the Capacity of the Specified Trust Officer
Principal Executive Officer / Chief Executive Officer / President	Chief Executive Officer
Principal Financial Officer / Chief Financial Officer	Chief Financial Officer
Principal Accounting Officer / Comptroller / Treasurer	Treasurer
Vice President	Any Vice President
Secretary	Any Secretary or Assistant Secretary

5.	Reporting; Record Keeping. The Sponsor will be available at reasonable times to discuss the activities of the Trust with the trustee of the Trust or its designee. Any written reports supplied by Sponsor to the Trust discussing the activities of the Trust are intended solely for the benefit of the Trust, and the Trust agrees that it will not disseminate such reports to any other party (other than the Trust’s service providers) without the prior consent of Sponsor, except as may be required by applicable law.

Sponsor shall make or cause to be made, and shall maintain or cause to be maintained, all records as required to be made or maintained by it in its capacity as sponsor of the Trust.

6.	Other Accounts. The Trust understands and acknowledges that Sponsor may act as sponsor for various persons other than the Trust. The Trust acknowledges that Sponsor may give advice and take action concerning other persons that may be the same as, similar to or different from the advice given, or the timing and nature of action taken, concerning the Trust. The Trust also acknowledges that Sponsor may serve as a manager to other investment funds that invest in cryptocurrency with the same investment objective as the Trust, and the Sponsor or its affiliates may serve as a manager to other investment funds that invest in digital assets. Except to the extent necessary to perform Sponsor’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of Sponsor, or any affiliate of Sponsor or any employee of Sponsor to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

7.	Compensation (Management Fee). The Trust shall pay to the Sponsor a management fee as compensation for the Sponsor’s services rendered to the Trust, computed daily and paid at least monthly in arrears, at an annual rate of 0.90% of the average daily net assets of the Trust. The Sponsor’s compensation is paid in consideration of Sponsor’s (i) services under this Agreement and the Trust Agreement; and (ii) the payment by the Sponsor of the Trust expenses described in paragraph 8 below.

8.	Ordinary Fees and Expenses. The Sponsor shall pay all routine operational, administrative, and other ordinary expenses of the Fund, including but not limited to, fees and expenses of the Administrator, Trustee, Custodians, Transfer Agent, licensors, accounting and audit fees and expenses, tax preparation expenses, ongoing SEC registration fees, report preparation and mailing expenses, and ordinary legal fees and expenses.

The Sponsor shall not be required to pay and the Fund must pay all of its (1) brokerage commissions, including but not limited to applicable exchange fees and give-up fees, fees and commissions related to any crypto transaction fees for on-chain transfers of assets, and other transaction related fees and expenses charged in connection with trading activities. The Fund also pays all of its (2) borrowing and financing costs and expenses. The Fund pays all of its (3) taxes or governmental fees payable by or in respect to the Fund to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes. The Fund also pays all of its (4) non-recurring, extraordinary, or unusual fees and expenses, if any. Non-recurring, extraordinary, or unusual fees and expenses are unexpected or unusual in nature, such as legal claims and liabilities and litigation costs or indemnification or other unanticipated expenses. The Fund may be required to indemnify the Sponsor, and the Fund and/or the Sponsor may be required to indemnify the Fund’s service providers under certain unusual or extraordinary circumstances. Non-recurring, unusual, or extraordinary expenses of the Fund will be determined by the Sponsor or Administrator. The Sponsor may determine in its sole discretion to assume any non-recurring, unusual, or extraordinary expenses of the Fund, if applicable.

Notwithstanding any other provision to the contrary, the Trust’s organizational and initial offering costs shall be borne by the Sponsor and, as such, are the sole responsibility of the Sponsor. The Sponsor hereby agrees not to seek reimbursement from or otherwise require the Trust, or any other party to assume any liability, duty or obligation in connection with any such organizational and initial offering costs.

9.	Liability and Indemnification. The Sponsor will not be liable for losses to the Trust, and Sponsor shall be indemnified, to the extent provided in the Trust Agreement.

10.	Tax Filings. Except as described in any applicable filings with the SEC, the Sponsor will not be responsible for making any tax credit or similar claim or any legal filing on the Trust’s behalf.

11.	Governing Law/Disputes. This Agreement is entered into in accordance with and shall be governed by the laws of the State of Delaware; provided, however, that in the event that any law of the State of Delaware shall require that the laws of another state or jurisdiction be applied in any proceeding, such Delaware law shall be superseded by this paragraph, and the remaining laws of the State of Delaware shall nonetheless be applied in such proceeding. Each party agrees that in the event that any dispute arising from or relating to this Agreement becomes subject to any judicial proceeding, such party waives any right it may otherwise have to (a) seek punitive damages, or (b) request a jury trial.

12.	Termination. This Agreement may be terminated: (i) by the Sponsor at any time upon 30 days’ prior written notice; or (ii) by either party upon discovery of acts of fraud or willful malfeasance of the other party in performing its duties hereunder. Any obligation or liability of either party resulting from actions or inactions occurring prior to termination shall not be affected by termination of this Agreement.

13.	Assignment. This Agreement may be assigned by either party upon prior notice to the other party.

14.	Notices. All notices and other communications under this Agreement shall be in writing and shall be addressed to the parties at their respective addresses. The Sponsor shall comply with, and be entitled to act on, any instructions reasonably believed to be from an authorized representative of the Trust. Sponsor and its employees and agents shall be fully protected from all liability in acting upon such instructions, without being required to determine the authenticity of the authorization or authority of the persons providing such instructions.

15.	Severability. In the event any provision of this Agreement is adjudicated to be void, illegal, invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, and each of such remaining terms and provisions shall be valid and enforceable to the fullest extent permitted by law, unless a party demonstrates by a preponderance of the evidence that the invalidated provision was an essential economic term of this Agreement.

16.	Integration; Amendment. This Agreement together with any other written agreements between the parties entered into concurrently with this Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all previous oral or written negotiations, commitments and understandings related thereto. This Agreement may not be amended or modified in any respect, nor may any provision be waived, without the written agreement of both parties. No waiver by one party of any obligation of the other hereunder shall be considered a waiver of any other obligation of such party.

17.	Further Assurances. Each party hereto shall execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

18.	Headings. The headings of paragraphs herein are included solely for convenience and shall have no effect on the meaning of this Agreement.

19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

T. Rowe Price Sponsor LLC, as Sponsor

/s/ Francine Rosenberger

Name: Francine Rosenberger

Title: Vice President and Secretary

T. Rowe Price Active Crypto ETF, by T. Rowe Price Sponsor LLC, as Sponsor

/s/ Alan Dupski

Name: Alan Dupski

Title: Chief Financial Officer